Exhibit 10.33

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement"), entered into and effective as of April 11, 2008 (the "Effective Date"), is by and between Orthofix Inc., a Minnesota corporation (the "Company"), and Thomas Hein, an individual (the "Executive").

PRELIMINARY STATEMENTS

A.            The Company and the Executive are parties to an Amended and Restated Employment Agreement entered into as of December 7, 2007 and a side letter agreement related thereto dated December 6, 2007 (together, the "Prior Agreements"), but desire to replace the Prior Agreements to memorialize the terms of their relationship in order to retain the continued services of the Executive.

B.             The Executive desires to render such services, upon the terms and conditions contained herein.

C.             The Company and the Executive agree and acknowledge that pursuant to this Agreement the Executive will receive consideration and other benefits over and above that which he was entitled to receive under the Prior Agreements and over and above that which he would otherwise be entitled to receive as compensation for services performed for the Company.

D.             The Company is a subsidiary of Orthofix International N.V., a corporation organized under the laws of the Netherlands Antilles (the "Parent") for whom Executive will also perform services as contemplated hereby, and under certain compensation plans of which Executive shall be eligible to receive compensation, and Parent is agreeing to provide such compensation and guarantee the Company's payment obligations hereunder.

E.             Capitalized terms used herein and not otherwise defined have the meaning for them set forth on Exhibit A attached hereto and incorporated herein by reference.

The parties, intending to be legally bound, hereby agree as follows:

I.           EMPLOYMENT AND DUTIES

1.1           Duties.  The Company hereby employs the Executive as an employee, and the Executive agrees to be employed by the Company, upon the terms and conditions set forth herein.  While serving as an employee of the Company, the Executive shall serve as the Chief Financial Officer, Treasurer and Assistant Secretary of the Company, and be appointed to serve as the Chief Financial Officer, Treasurer and Assistant Secretary of the Parent.  The Executive shall have such power and authority and perform such duties, functions and responsibilities as are associated with and incident to such positions, and as the Board of Directors of Parent (the "Board") may from time to time require of him.  The Executive also agrees to serve, if elected, as an officer or director of any other direct or indirect subsidiary of the Parent, in each such case at no compensation in addition to that provided for in this Agreement, but the Executive serves in such positions solely as an accommodation to the Company and such positions shall grant him no rights hereunder.

Exhibit 10.33

1.2           At-will Employment.  The Executive's employment is on an at-will basis terminable by either party at any time for any or no reason, subject only to the 30-day advance notice of termination provisions set forth in Article IV.  Excluding any periods of vacation, sick leave or disability, the Executive agrees to devote his full business time, attention and efforts to the business and affairs of the Company.

II.           COMPENSATION

2.1           General.  The base salary and Incentive Compensation (as defined in Section 2.3) payable to the Executive hereunder, shall be determined from time to time by the Board and paid pursuant to the Company's customary payroll practices or in accordance with the terms of Section 2.3.

2.2           Base Salary.  The Executive shall be paid a base salary of no less than $29,166.67 per month ($350,000 on an annualized basis) while he is employed by the Company, payable in accordance with the Company's customary payroll practices.

2.3           Bonus or other Incentive Compensation.  With respect to each fiscal year of the Company (or portion thereof) during the time the Executive is employed by the Company, the Executive shall be eligible to receive annual bonus compensation in an amount based on reasonable goals for the earning of such compensation as may be determined by the Board from time to time (the "Goals").  Amounts that may be earned upon attainment of all reasonably achievable annual Goals will be targeted to equal not less than 50% of the annual base salary in such fiscal year.  The amount of any actual payment under the Bonus Plan will depend upon the achievement (or not) of the various performance metrics comprising the Goals, with an opportunity to earn maximum annual bonus compensation of not less than 75% of annual base salary in such fiscal year under Parent's Executive Annual Incentive Plan or any successor plan or as may be determined by the Board from time-to-time (the "Bonus Plan").  Amounts will be less than either such target if the Goals are not met as set forth under the terms of the plan.  Amounts payable under the Bonus Plan shall be determined by the Board and shall be payable following such fiscal year and no later than two and one-half months after the end of such fiscal year.  In addition, the Executive shall be eligible to receive such additional bonus or incentive compensation as the Board may establish from time to time in its sole discretion.  Any bonus or incentive compensation under this Section 2.3 under the Bonus Plan or otherwise is referred to herein as "Incentive Compensation."  Stock-based compensation shall not be considered Incentive Compensation under the terms of this Agreement unless the parties expressly agree otherwise in writing.

2.4           Stock Compensation.  As an inducement for the Executive to enter into this Agreement, on the Effective Date the Executive shall be granted 50,000 stock options (the "Incentive Options") which shall vest in one-third increments beginning on the first anniversary of the Effective Date (subject to acceleration of vesting on termination of employment, as provided below).  The Incentive Options shall be subject in all respects to the terms and conditions of the related stock option agreement evidencing the Incentive Options, which shall be executed by the Executive and Parent on the Effective Date. The exercise price of the Incentive Options shall be determined as of the Effective Date based on the fair market value of the Parent's common stock in accordance with the Parent's stock option grant policies.

Exhibit 10.33

2.5           Additional Payments.  As an inducement for the Executive to enter into this Agreement, the Company shall pay to the Executive: (a) the Good Reason Payment (as defined in the Prior Agreements) of US$407,726.00 on the earliest to occur of (i) January 1, 2009, (ii) the Executive's termination of employment for any reason other than this death, subject to the provisions of Section 7.16 and (iii) the Executive's death and (b) the Retention Bonus (as defined in the Prior Agreements) of US$150,000.00 on July 15, 2008 (other than in the event of a Voluntary Termination (as defined below) prior to that date or a termination for Cause).  The Good Reason Payment and Retention Bonus shall each be made in one lump sum.  The Company further acknowledges and agrees that all stock options held by the Executive as of November 19, 2007, were fully vested and excercisable as of that date (with the extended exercise date approved by the Company) and may now be exercised by the Executive. The payment of the Good Reason Payment as described in clause (a) above is pursuant to the Executive's voluntary election pursuant to Notice 2007-86, Section 3.01.

III.           EMPLOYEE BENEFITS

3.1           General.  Subject only to any post-employment rights under Article V, so long as the Executive is employed by the Company pursuant to this Agreement, he shall be eligible for the following benefits to the extent generally available to senior executives of the Company or by virtue of his position, tenure, salary and other qualifications.  Any eligibility shall be subject to and in accordance with the terms and conditions of the Company's benefits policies and applicable plans (including as to deductibles, premium sharing, co-payments or other cost-splitting arrangements).

3.2           Savings and Retirement Plans.  The Executive shall be entitled to participate in, and enjoy the benefits of, all savings, pension, salary continuation and retirement plans, practices, policies and programs available to senior executives of the Company.

3.3           Welfare and Other Benefits.  The Executive and/or the Executive's eligible dependents, as the case may be, shall be entitled to participate in, and enjoy the benefits of, all welfare benefit plans, practices, policies and programs provided by the Company (including without limitation, medical, prescription, drug, dental, disability, salary continuance, group life, dependent life, accidental death and travel accident insurance plans and programs) and other benefits (including, without limitation, executive physicals and tax and financial planning assistance) at a level that is available to other senior executives of the Company.

3.4           Vacation.  The Executive shall be entitled to 4 weeks paid vacation per 12-month period.

3.5           Expenses.  The Executive shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by the Executive in performing his duties under this Agreement.  Reimbursement of the Executive for such expenses will be made upon presentation to the Company of expense vouchers that are in sufficient detail to identify the nature of the expense, the amount of the expense, the date the expense was incurred and to whom payment was made to incur the expense, all in accordance with the expense reimbursement practices, policies and procedures of the Company.

Exhibit 10.33

3.6           Key Man Insurance.  The Company shall be entitled to obtain a "key man" or similar life or disability insurance policy on the Executive, and neither the Executive nor any of his family members, heirs or beneficiaries shall be entitled to the proceeds thereof.  Such insurance shall be available to offset any payments due to the Executive pursuant to Section 5.1 of this Agreement due to his death or disability.

IV.           TERMINATION OF EMPLOYMENT

4.1           Termination by Mutual Agreement.  The Executive's employment may be terminated at any time by mutual written agreement of the Company and the Executive.

4.2           Death.  The Executive's employment hereunder shall terminate upon his death.

4.3           Termination by the Company.  The Executive understands and acknowledges the "at-will" status of his employment with the Company.  The Company may terminate the Executive's employment at any time by delivering to the Executive a Notice of Termination 30 days in advance of the date of termination; provided that as part of such notice the Company may request that the Executive immediately tender the resignations contemplated by Section 4.6 and otherwise cease performing his duties hereunder.  The Notice of Termination need not state any reason for termination and such termination can be for any reason or no reason (including for Cause).  The date of termination shall be the date set forth in the Notice of Termination.

4.4           Voluntary Termination.  The Executive may voluntarily terminate his employment at any time by delivering to the Company a Notice of Termination 30 days in advance of the date of termination (a "Voluntary Termination").  For purposes of this Agreement, a Voluntary Termination shall include voluntary termination upon retirement in accordance with the Company's retirement policies.  A Voluntary Termination shall not be considered a breach or other violation of this Agreement.

4.5           Notice of Termination.  Any termination of employment under this Agreement by the Company or the Executive requiring a notice of termination shall require delivery of a written notice by one party to the other party (a "Notice of Termination").  A Notice of Termination must indicate the date of termination, which shall comply with the time periods required under this Article IV and may in no event be earlier than the date such Notice of Termination is delivered to or received by the party getting the notice.  If the Executive fails to include a date of termination in any Notice of Termination he delivers, the Company may establish such date in its sole discretion.  The terms "termination" and "termination of employment," as used herein are intended to mean a termination of employment which constitutes a "separation from service" under Section 409A.

4.6           Resignations.  Upon ceasing to be an employee of the Company for any reason, or earlier upon request by the Company pursuant to Section 4.3, the Executive agrees to immediately tender written resignations to the Company with respect to all officer and director positions he may hold at that time with any member of the Parent Group.

V.           PAYMENTS ON TERMINATION

5.1           Termination other than Voluntary Termination or for Cause.  If at any time the Executive's employment is terminated pursuant to Sections 4.1 through 4.3 and for a reason other than termination by the Company for Cause, the Executive shall be entitled to the following only:

(a)           any unpaid base salary and accrued unpaid vacation then owing through the date of termination or Incentive Compensation that is as of such date actually earned or owing under Article II, but not yet paid to the Executive, which amounts shall be paid to the Executive within 30 days of the date of termination; provided, however, the Executive shall be entitled to receive the pro rata amount of any Bonus Plan Incentive Compensation for the fiscal year of his termination of employment (based on the number of business days he was actually employed by the Company during the fiscal year in which the termination of employment occurs) that he would have received had his employment not been terminated during such year.  Nothing in the foregoing sentence is intended to give the Executive greater rights to such Incentive Compensation than a pro rata portion of what he would ordinarily be entitled to under the Bonus Plan Incentive Compensation that would have been applicable to him had his employment not been terminated, it being understood that Executive's termination of employment shall not be used to disqualify Executive from or make him ineligible for a pro rata portion of the Bonus Plan Incentive Compensation to which he would otherwise have been entitled.  The pro rata portion of Bonus Plan Incentive Compensation shall, subject to Section 7.16,  be paid at the time such Incentive Compensation is paid to senior executives of the Company ("Severance Bonus Payment Date").

(b)           if termination of employment occurs prior to the payment of the Retention Bonus, the Retention Bonus, payable in accordance with Section 2.5.

(c)           the Incentive Options shall vest in full and be immediately exercisable, notwithstanding any language to the contrary appearing in the stock option agreement relating to the Incentive Options.

(d)           to the fullest extent permitted by the Company's then-current benefit plans, continuation of coverage (including family coverage) under basic employee group benefits that are welfare benefits (such as group health and group life benefits), but not pension, retirement, profit-sharing, severance or similar compensatory benefits, for the Executive and the Executive's spouse substantially similar to coverage they were receiving or which they were entitled to immediately prior to the termination of the Executive's employment until the Executive's 65th birthday.

Exhibit 10.33

In the event that the terms of an employee welfare plan do not permit the Executive's continued participation in such plan, the Company agrees as follows: (i) if the employee welfare benefit plan is a group health plan, the Company will pay the premiums for COBRA continuation coverage of the Executive and his spouse; (ii) if the employee welfare benefit plan can be converted to individual coverage for the Executive and his spouse at a reasonable expense, the Company will assist the Executive in exercising such conversion rights and will reimburse the Executive for any conversion costs and or any premium or other coverage costs incurred for the Executive and his spouse prior to the Executive's 65th birthday; and (iii) in the event that the employee welfare benefit plan does not fall under clauses (i) or (ii) of this sentence, or the Company, in its sole discretion, determines that the cost of conversion to individual coverage is unreasonable or if this option is otherwise preferable to it, then the Company will purchase a suitable replacement policy for the Executive and his spouse (the "Replacement Policy") which provides coverage for the Executive and his spouse equivalent to the coverage provided to the Executive and his spouse under the employee welfare benefit plan on the date of the Executive's termination, and the Company will pay the premiums on the Replacement Policy through the Executive's 65th birthday. In the event of the Executive's death prior to his 65th birthday, the Company will provide continuation coverage to his surviving spouse in accordance with the provisions of this subparagraph (d) until the date that would have been the Executive's 65th birthday.   The Executive agrees to provide any assistance or information required by the insurer necessary to obtain the Replacement Policy.  In order to receive the benefits provided for in this Section 5.1(d), the Executive or his spouse must continue to make any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination and nothing herein shall require the Company to be responsible for such items.  Payments to the Executive pursuant to this Section 5.1(d) shall be treated as a series of separate payments for purposes of Section 409A to the extent applicable thereto.  The Executive agrees to indemnify and hold harmless the Company from any liability, expense, cost or charge incurred by the Company (including interest and penalties) due to or as a result of its failure to withhold, pay or remit any applicable tax in connection with the benefits paid or payable to the Executive under this Section 5.1(d).

(e)           the Good Reason Payment, payable in accordance with Section 2.5.

5.2           Termination for Cause; Voluntary Termination.  If at any time while this Agreement is in effect the Executive's employment with the Company is terminated for Cause or pursuant to Section 4.4, the Executive shall be entitled to only the following:

(a)           any unpaid base salary and accrued unpaid vacation then owing through the date of termination or Incentive Compensation that is as of such date actually earned or owing under Article II, but not yet paid to the Executive, which amounts shall be paid to the Executive within 30 days of the date of termination.  Nothing in this provision is intended to imply that the Executive is entitled to any partial or pro rata payment of Incentive Compensation on termination unless the Bonus Plan expressly provides as much under its specific terms.

Exhibit 10.33

(b)           the right to exercise any portion of the Incentive Options (or other stock options) that are already vested as of the date of termination, all to be exercisable in accordance with the terms of the award documents related thereto.

(c)           the Good Reason Payment, payable in accordance with Section 2.5.

5.3           Release.  The Company's obligation to pay or provide any benefits to the Executive following termination (other than in the event of death pursuant to Section 4.2) is expressly subject to the requirement that he execute and not breach or rescind a release relating to employment matters and the circumstances surrounding his termination in favor of the members of the Parent Group and their officers, directors and related parties and agents, in a form acceptable to the Company at the time of termination of employment.

5.4           Other Benefits.  Except as expressly provided otherwise in this Article V, the provisions of this Agreement shall not affect the Executive's participation in, or terminating distributions and vested rights under, any pension, profit-sharing, insurance or other employee benefit plan of the Parent Group to which the Executive is entitled pursuant to the terms of such plans, or expense reimbursements he is otherwise entitled to under Section 3.5.

5.5           No Mitigation.  The parties hereto expressly agree that the payment of severance compensation in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to seek other employment, or otherwise, to mitigate any payment provided for hereunder.

5.6           Limitation; No Other Rights.  Any amounts due or payable under this Article V are in the nature of severance payments or liquidated damages, or both, and the Executive agrees that such amounts shall fully compensate the Executive, his dependents, heirs and beneficiaries and the estate of the Executive for any and all direct damages and consequential damages that they do or may suffer as a result of the termination of the Executive's employment, or both, and are not in the nature of a penalty.  Notwithstanding the above, no member of the Parent Group shall be liable to the Executive under any circumstances for any consequential, incidental, punitive or similar damages.  The Executive expressly acknowledges that the payments and other rights under this Article V shall be the sole monies or other rights to which the Executive shall be entitled to relating to his employment with the Company or any other services provided to any other member of the Parent Group and such payments and rights will be in lieu of any other rights or remedies he might have or otherwise be entitled to.  In the event of any termination under this Article V, the Executive hereby expressly waives any rights to any other amounts, benefits or other rights, including without limitation whether arising under current or future compensation or severance or similar plans, agreements or arrangements of any member of the Parent Group (including as a result of changes in (or of) control or similar transactions), unless Executive's entitlement to participate or receive benefits thereunder has been expressly approved by the Board.  Similarly, no one in the Parent Group shall have any further liability or obligation to the Executive following the date of termination, except as expressly provided in this Agreement.

Exhibit 10.33

5.7           No Right to Set Off.  The Company shall not be entitled to set off against amounts payable to the Executive hereunder any amounts earned by the Executive in other employment, or otherwise, after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

5.8           Adjustments Due to Excise Tax.

(a)           If it is determined that any amount or benefit to be paid or payable to the Executive under this Agreement or otherwise in conjunction with his employment (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in conjunction with his employment) would give rise to liability of the Executive for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the "Excise Tax"), then the amount or benefits payable to the Executive (the total value of such amounts or benefits, the "Payments") shall be reduced by the Company to the extent necessary so that no portion of the Payments to the Executive is subject to the Excise Tax.  Such reduction shall only be made if the net amount of the Payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on such reduced Payments other than the Excise Tax (collectively, the "Deductions")) is greater than the excess of (1) the net amount of the Payments, without reduction (but after making the Deductions) over (2) the amount of Excise Tax to which the Executive would be subject in respect of such Payments.

(b)           In the event it is determined that the Excise Tax may be imposed on the Executive prior to the possibility of any reductions being made pursuant to Section 5.8(a), the Company and the Executive agree to take such actions as they may mutually agree in writing to take to avoid any such reductions being made or, if such reduction is not otherwise required by Section 5.8(a), to reduce the amount of Excise Tax imposed.

(c)           The independent public accounting firm serving as the Company's auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Executive (the "Accountants") shall make in writing in good faith all calculations and determinations under this Section 5.8, including the assumptions to be used in arriving at any calculations.  For purposes of making the calculations and determinations under this Section 5.8, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999.  The Company and Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 5.8.  The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

VI.           PROTECTIVE PROVISIONS

6.1           Noncompetition.  Without the prior written consent of the Board (which may be withheld in the Board's sole discretion), so long as the Executive is an employee of the Company or any other member of the Parent Group and for a one-year period thereafter, the Executive agrees that he shall not anywhere in the Prohibited Area, for his own account or the benefit of any other, engage or participate in or assist or otherwise be connected with a Competing Business.  For the avoidance of doubt, the Executive understands that this Section 6.1 prohibits the Executive from acting for himself or as an officer, employee, manager, operator, principal, owner, partner, shareholder, advisor, consultant of, or lender to, any individual or other Person that is engaged or participates in or carries out a Competing Business or is actively planning or preparing to enter into a Competing Business.  The parties agree that such prohibition shall not apply to the Executive's passive ownership of not more than 5% of a publicly-traded company.

Exhibit 10.33

6.2           No Solicitation or Interference.  So long as the Executive is an employee of the Company or any other member of the Parent Group (other than while an employee acting solely for the express benefit of the Parent Group) and for a one-year period thereafter, the Executive shall not, whether for his own account or for the account or benefit of any other Person, throughout the Prohibited Area:

(a)           request, induce or attempt to influence (i) any customer of any member of the Parent Group to limit, curtail, cancel or terminate any business it transacts with, or products or services it receives from or sells to, or (ii) any Person employed by (or otherwise engaged in providing services for or on behalf of) any member of the Parent Group to limit, curtail, cancel or terminate any employment, consulting or other service arrangement, with any member of the Parent Group. Such prohibition shall expressly extend to any hiring or enticing away (or any attempt to hire or entice away) any employee or consultant of the Parent Group.

(b)           solicit from or sell to any customer any products or services that any member of the Parent Group provides or is capable of providing to such customer and that are the same as or substantially similar to the products or services that any member of the Parent Group, sold or provided while the Executive was employed with, or providing services to, any member of the Parent Group.

(c)           contact or solicit any customer for the purpose of discussing (i) services or products that are competitive with and the same or closely similar to those offered by any member of the Parent Group or (ii) any past or present business of any member of the Parent Group.

(d)           request, induce or attempt to influence any supplier, distributor or other Person with which any member of the Parent Group has a business relationship or to limit, curtail, cancel or terminate any business it transacts with any member of the Parent Group.

(e)           otherwise interfere with the relationship of any member of the Parent Group with any Person which is, or within one-year prior to the Executive's date of termination was, doing business with, employed by or otherwise engaged in performing services for, any member of the Parent Group.

Exhibit 10.33

6.3           Confidential Information.  During the period of the Executive's employment with the Company or any member of the Parent Group and at all times thereafter, the Executive shall hold in secrecy for the Company all Confidential Information that may come to his knowledge, may have come to his attention or may have come into his possession or control while employed by the Company (or otherwise performing services for any member of the Parent Group).  Notwithstanding the preceding sentence, the Executive shall not be required to maintain the confidentiality of any Confidential Information which (a) is or becomes available to the public or others in the industry generally (other than as a result of disclosure or inappropriate use, or caused, by the Executive in violation of this Section 6.3) or (b) the Executive is compelled to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena.  Except as expressly required in the performance of his duties to the Company under this Agreement, the Executive shall not use for his own benefit or disclose (or permit or cause the disclosure of) to any Person, directly or indirectly, any Confidential Information unless such use or disclosure has been specifically authorized in writing by the Company in advance.  During the Executive's employment and as necessary to perform his duties under Section 1.2, the Company will provide and grant the Executive access to the Confidential Information.  The Executive recognizes that any Confidential Information is of a highly competitive value, will include Confidential Information not previously provided the Executive and that the Confidential Information could be used to the competitive and financial detriment of any member of the Parent Group if misused or disclosed by the Executive.  The Company promises to provide access to the Confidential Information only in exchange for the Executive's promises contained herein, expressly including the covenants in Sections 6.1, 6.2 and 6.4.

6.4           Inventions.

(a)           The Executive shall promptly and fully disclose to the Company any and all ideas, improvements, discoveries and inventions, whether or not they are believed to be patentable ("Inventions"), that the Executive conceives of or first actually reduces to practice, either solely or jointly with others, during the Executive's employment with the Company or any other member of the Parent Group, and that relate to the business now or thereafter carried on or contemplated by any member of the Parent Group or that result from any work performed by the Executive for any member of the Parent Group.

(b)           The Executive acknowledges and agrees that all Inventions shall be the sole and exclusive property of the Company (or member of the Parent Group) and are hereby assigned to the Company (or applicable member of the Parent Group).  During the term of the Executive's employment with the Company (or any other member of the Parent Group) and thereafter, whenever requested to do so by the Company, the Executive shall take such action as may be requested to execute and assign any and all applications, assignments and other instruments that the Company shall deem necessary or appropriate in order to apply for and obtain Letters Patent of the United States and/or of any foreign countries for such Inventions and in order to assign and convey to the Company (or any other member of the Parent Group) or their nominees the sole and exclusive right, title and interest in and to such Inventions.

Exhibit 10.33

(c)           The Company acknowledges and agrees that the provisions of this Section 6.4 do not apply to an Invention: (i) for which no equipment, supplies, or facility of any member of the Parent Group or Confidential Information was used; (ii) that was developed entirely on the Executive's own time and does not involve the use of Confidential Information; (iii) that does not relate directly to the business of any member of the Parent Group or to the actual or demonstrably anticipated research or development of any member of the Parent Group; and (iv) that does not result from any work performed by the Executive for any member of the Parent Group.

6.5           Return of Documents and Property.  Upon termination of the Executive's employment for any reason, the Executive (or his heirs or personal representatives) shall immediately deliver to the Company (a) all documents and materials containing Confidential Information (including without limitation any "soft" copies or computerized or electronic versions thereof) or otherwise containing information relating to the business and affairs of any member of the Parent Group (whether or not confidential), and (b) all other documents, materials and other property belonging to any member of the Parent Group that are in the possession or under the control of the Executive.

6.6           Reasonableness; Remedies.  The Executive acknowledges that each of the restrictions set forth in this Article VI are reasonable and necessary for the protection of the Company's business and opportunities (and those of the Parent Group) and that a breach of any of the covenants contained in this Article VI would result in material irreparable injury to the Company and the other members of the Parent Group for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely.  Accordingly, the Company and any member of the Parent Group shall be entitled to the remedies of injunction and specific performance, or either of such remedies, as well as all other remedies to which any member of the Parent Group may be entitled, at law, in equity or otherwise, without the need for the posting of a bond or by the posting of the minimum bond that may otherwise be required by law or court order.

6.7           Extension; Survival.  The Executive and the Company agree that the time periods identified in this Article VI will be stayed, and the Company's obligation to make any payments or provide any benefits under Article V shall be suspended, during the period of any breach or violation by the Executive of the covenants contained herein.  The parties further agree that this Article VI shall survive the termination or expiration of this Agreement for any reason.  The Executive acknowledges that his agreement to each of the provisions of this Article VI is fundamental to the Company's willingness to enter into this Agreement and for it to provide for the severance and other benefits described in Article V, none of which the Company was required to do prior to the date hereof.  Further, it is the express intent and desire of the parties for each provision of this Article VI to be enforced to the fullest extent permitted by law.  If any part of this Article VI, or any provision hereof, is deemed illegal, void, unenforceable or overly broad (including as to time, scope and geography), the parties express desire is that such provision be reformed to the fullest extent possible to ensure its enforceability or if such reformation is deemed impossible then such provision shall be severed from this Agreement, but the remainder of this Agreement (expressly including the other provisions of this Article VI) shall remain in full force and effect.

Exhibit 10.33

VII.           MISCELLANEOUS

7.1           Notices.  Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent via U.S. mail or recognized overnight delivery service or sent via confirmed e-mail or facsimile to the other party at its address set forth below in this Section 7.1, or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered, three business days after mailed via U.S. mail or one business day after it is sent via overnight delivery service or via confirmed e-mail or facsimile, as the case may be, to the following address:

If to the Company:

Orthofix Inc.
Attn: General Counsel
The Storrs Building
Suite 250
10115 Kincey Ave.
Huntersville, NC 28078

Facsimile:  704-948-2690
E-mail: raykolls@orthofix.com

With a copy which shall not constitute notice to:

Baker & McKenzie LLP
Pennzoil Place, South Tower
711 Louisiana, Suite 3400
Houston, Texas 77002-2746
Attention: Jonathan B. Newton
Telephone No.: (713) 427-5000
Facsimile No.: (713) 427-5099
E-mail: Jonathan.B.Newton@Bakernet.com

If to the Executive:

At the most recent address on file with the Company

With a copy which shall not constitute notice to:

Ogletree, Deakins, Nash, Smoak & Stewart, P.C.
201 South College Street, Suite 2300
Charlotte, North Carolina 28244
Attention: Robert M.Bisanar
Telephone No.: (704) 342-2588
Facsimile No.: (704) 342-4379
E-mail:  Robert.Bisanar@Ogletreedeakins.com

Exhibit 10.33

7.2           Legal Fees.

(a)           The Company shall pay all reasonable legal fees and expenses of the Executive's counsel in connection with the preparation and negotiation of this Agreement.

(b)           It is the intent of the Company that the Executive not be required to bear the legal fees and related expenses associated with the enforcement or defense of the Executive's rights under this Agreement by litigation, arbitration or other legal action because having to do so would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, the parties hereto agree that any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively and finally by binding arbitration in Huntersville, North Carolina, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator's award in any court having jurisdiction.  The Company shall be responsible for its own fees, costs and expenses and shall pay to the Executive an amount equal to all reasonable attorneys' and related fees, costs and expenses incurred by the Executive in connection with such arbitration unless the arbitrator determines that the Executive (a) did not commence or engage in the arbitration with a reasonable, good faith belief that his claims were meritorious or (b) the Executive's claims had no merit and a reasonable person under similar circumstances would not have brought such claims.  If there is any dispute between the Company and the Executive as to the payment of such fees and expenses, the arbitrator shall resolve such dispute, which resolution shall also be final and binding on the parties, and as to such dispute only the burden of proof shall be on the Company.

7.3           Severability.  If an arbitrator or a court of competent jurisdiction determines that any term or provision hereof is void, invalid or otherwise unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such arbitrator or court shall replace such void, invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the void, invalid or unenforceable term or provision. For the avoidance of doubt, the parties expressly intend that this provision extend to Article VI of this Agreement.

7.4           Entire Agreement.  This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company, the Parent and the Executive relating to the Executive's employment by the Company, expressly including the Prior Agreements, which Prior Agreements are hereby terminated in their entirety and of no further force and effect. The Executive expressly acknowledges that he has no further rights, and hereby waives or forfeits any and all rights he may have or may have had, under the Prior Agreements as a result of its termination hereby, and neither the Company nor any member of the Parent Group shall have any obligation to make any payments or satisfy any other liability to him thereunder.  Nothing in this Agreement shall modify or alter the Indemnity Agreement dated August 1, 2005, by and between Parent and the Executive (the "Indemnity Agreement") or alter or impair any of the Executive's rights under the Plans or related award agreements.  In the event of any conflict between this Agreement and any other agreement between the Executive and the Company (or any other member of the Parent Group), this Agreement shall control.

Exhibit 10.33

7.5           Amendment; Modification.  This Agreement may be amended at any time only by mutual written agreement of the Executive and the Company; provided, however, that, notwithstanding any other provision of this Agreement, the Plans (or any award documents under the Plans) or the Indemnity Agreement, the Company may reform this Agreement, the Plans (or any award documents under the Plans), the Indemnity Agreement or any provision thereof (including, without limitation, an amendment instituting a six-month waiting period before a distribution) or otherwise as contemplated by Section 7.16 below.

7.6           Withholding.  The Company shall be entitled to withhold, deduct or collect or cause to be withheld, deducted or collected from payment any amount of withholding taxes required by law, statutory deductions or collections with respect to payments made to the Executive in connection with his employment, termination (including Article V) or his rights hereunder, including as it relates to stock-based compensation.

7.7           Representations.

(a)           The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.  The Executive hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

(b)           The Company hereby represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by the Company do not and shall not conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

7.8           Governing Law; Jurisdiction.  This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of North Carolina without regard to any provision of that State's rules on the conflicts of law that might make applicable the law of a jurisdiction other than that of the State of North Carolina.  Except as otherwise provided in Section 7.2, all actions or proceedings arising out of this Agreement shall exclusively be heard and determined in state or federal courts in the State of North Carolina having appropriate jurisdiction.  The parties expressly consent to the exclusive jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein or any claim for forum nonconveniens.

Exhibit 10.33

7.9           Successors.  This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by the Executive, the Company, and their respective heirs, executors, administrators, legal representatives, successors, and assigns.  In the event of the consummation of a reorganization, merger, consolidation or other business combination or the sale or other disposition of all or substantially all of the assets of Parent (including assets that are shares held by Parent in its subsidiaries) (any such transaction, a "Business Combination"), the provisions of this Agreement shall be binding upon and inure to the benefit of the parent or entity resulting from such Business Combination or to which the assets shall be sold or transferred, which entity from and after the date of such Business Combination shall be deemed to be the Company for purposes of this Agreement.  In the event of any other assignment of this Agreement by the Company, the Company shall remain primarily liable for its obligations hereunder; provided, however, that if the Company is financially unable to meet its obligations hereunder, the Parent shall assume responsibility for the Company's obligations hereunder pursuant to the guaranty provision following the signature page hereof.  The Executive expressly acknowledges that the Parent and other members of the Parent Group (and their successors and assigns) are third party beneficiaries of this Agreement and may enforce this Agreement on behalf of themselves or the Company.  Both parties agree that there are no third party beneficiaries to this Agreement other than as expressly set forth in this Section 7.9.

7.10         Nonassignability.  Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, dependents or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 7.10 shall preclude (a) the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or (b) the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to the Person(s) entitled thereto.

7.11         No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation in favor of any third party, or to execution, attachment, levy or similar process or assignment by operation of law in favor of any third party, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

7.12         Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

Exhibit 10.33

7.13         Construction.  The headings of articles or sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. References to days found herein shall be actual calendar days and not business days unless expressly provided otherwise.

7.14         Counterparts.  This Agreement may be executed by any of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

7.15         Effectiveness. This Agreement shall be effective upon the Effective Date when signed by the Executive and the Company.

7.16         Code Section 409A.

(a)           It is the intent of the parties that payments and benefits under this Agreement comply with Section 409A and, accordingly, to interpret, to the maximum extent permitted, this Agreement to be in compliance therewith.  If the Executive notifies the Company in writing  (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the parties shall, in good faith, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified by the parties to try to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent of the applicable provision without violating the provisions of Code Section 409A.  Notwithstanding the foregoing, the Company shall not be required to assume any economic burden in connection therewith.

(b)           If the Executive is deemed on the date of "separation from service" to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Executive, and (B) the date of the Executive's death (the "Delay Period").  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7.16 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  If a payment is to be made promptly after a date, it shall be made within sixty (60) days thereafter.

Exhibit 10.33

(c)           Any expense reimbursement under this Agreement shall be made promptly upon Executive's presentation to the Company of evidence of the fees and expenses incurred by the Executive and in all events on or before the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year, or the in-kind benefits provided, shall in any way affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Code Section 105(b).

7.17         Termination; Survival. This Agreement shall be deemed terminated and no longer in force or effect when either party terminates the Executive's employment with the Company pursuant to Article IV.  Notwithstanding the above, in accordance with their respective terms,  Articles V, VI and VII shall survive the termination or expiration of this Agreement for any reason.

Exhibit 10.33

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ORTHOFIX INC.		EXECUTIVE

/s/ Raymond C. Kolls		/s/ Thomas Hein
Thomas Hein, an individual
Name:	Raymond C. Kolls

Title:	Senior Vice President, General Counsel and Corporate Secretary

Guaranty by Parent

Parent (Orthofix International N.V.) is not a party to this Agreement, but joins in this Agreement for the sole purpose of guaranteeing the obligations of the Company to pay, provide, or reimburse the Executive for all cash or other benefits provided for in this Agreement, including the provision of all benefits in the form of, or related to, securities of Parent and to elect or appoint Executive to the positions with Parent and provide Executive with the authority relating thereto as contemplated by Section 1.1 of this Agreement, and to ensure the Board will take the actions required of it hereby.

ORTHOFIX INTERNATIONAL N.V.

/s/ Raymond C. Kolls

Name:	Raymond C. Kolls

Title:	Senior Vice President, General Counsel and Corporate Secretary

Exhibit 10.33

EXHIBIT A

Definitions

For purposes of this Agreement, the following capitalized terms have the meanings set forth below:

"Cause" shall mean termination of the Executive's employment because of the Executive's:  (i) involvement in fraud, misappropriation or embezzlement related to the business or property of the Company; (ii) conviction for, or guilty plea to, or plea of nolo contendere to, a felony or crime of similar gravity in the jurisdiction in which such conviction or guilty plea occurs; (iii) intentional wrongful disclosure of Confidential Information or other intentional wrongful violation of Article VI;  (iv) willful and continued failure by the Executive to follow the reasonable instructions of the Board or Chief Executive Officer; (v) willful commission by the Executive of acts that are dishonest and demonstrably and materially injurious to a member of the Parent Group, monetarily or otherwise; (vi) willful or material violation of, or willful or material noncompliance with, any securities law, rule or regulation or stock exchange listing rule adversely affecting the Parent Group including without limitation (a) if the Executive has undertaken to provide any chief financial officer or principal financial officer certification required under the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act"), and he willfully or materially fails to take reasonable and appropriate steps to determine whether or not the certificate was accurate or otherwise in compliance with the requirements of the Sarbanes-Oxley Act or (b) the Executive's willful or material failure to establish and administer effective systems and controls applicable to his area of responsibility necessary for the Parent to timely and accurately file reports pursuant to Section 13 or 15(d) of the Exchange Act.  No act or omission shall be deemed willful or material for purposes of this definition if taken or omitted to be taken by Executive in a good faith belief that such act or omission to act was in the best interests of the Parent Group or if done at the express direction of the Board.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Competing Business" means any business or activity that (i) competes with any member of the Parent Group for which the Executive performed services or the Executive was involved in for purposes of making strategic or other material business decisions and involves (ii) (A) the same or substantially similar types of products or services (individually or collectively) manufactured, marketed or sold by any member of the Parent Group during the Executive's employment or (B) products or services so similar in nature to that of any member of the Parent Group during the Executive's employment (or that any member of the Parent Group will soon thereafter offer) that they would be reasonably likely to displace substantial business opportunities or customers of the Parent Group.

"Confidential Information" shall include Trade Secrets and includes information acquired by the Executive in the course and scope of his activities under this Agreement, including information acquired from third parties, that (i) is not generally known or disseminated outside the Parent Group (such as non-public information), (ii) is designated or marked by any member of the Parent Group as "confidential" or reasonably should be considered confidential or proprietary, or (iii) any member of the Parent Group indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside the Parent Group.  Without limiting the foregoing definitions, some examples of Confidential Information under this Agreement include (a) matters of a technical nature, such as scientific, trade or engineering secrets, "know-how", formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers and products or services, (b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, non-public information about medical devices or products of any member of the Parent Group (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys and (c) and any other information or matters of a similar nature.

Exhibit 10.33

"Parent Group" shall mean Parent, together with its subsidiaries including the Company.

"Person" shall include individuals or entities such as corporations, partnerships, companies, firms, business organizations or enterprises, and governmental or quasi-governmental bodies.

"Prohibited Area" means North America, South America and the European Union, which Prohibited Area the parties have agreed to as a result of the fact that those are the geographic areas in which the members of the Parent Group conduct a preponderance of their business and in which the Executive provides substantive services to the benefit of the Parent Group.

"Section 409A" shall mean Section 409A of the Code and regulations promulgated thereunder (and any similar or successor federal or state statute or regulations).

"Trade Secrets" are information of special value, not generally known to the public that any member of the Parent Group has taken steps to maintain as secret from Persons other than those selected by any member of the Parent Group.